Zunicom

August 20, 2011

         RE: 2011 Annual Meeting of Shareholders & Information Statement


Dear Valued Shareholder:


On behalf of the Board of Directors, I cordially invite you to attend the 2011 Annual Meeting of Zunicom's shareholders at the Company's offices at 4315 West Lovers Lane, Dallas, Texas 75209 on Thursday, September 29, 2011, beginning at 10:00 A.M. CDT. The accompanying Information Statement details the actions to be voted on at the Annual Meeting. Please read it carefully.


We are not asking you for a proxy and you are requested not to send us a proxy.


I hope you will attend the Annual Meeting. If you have any questions about voting procedures or other matters in the Information Statement, please feel free to contact Carl A. Generes at (214) 352-8674 or by email at info@zunicom.com.


We are looking forward to having the opportunity to meet with you and sharing our vision for the future and continued success of Zunicom. In the event that you are unable to join us at the Annual Meeting, allow me to assure you that the entire Zunicom team remains focused on building our businesses and delivering long-term shareholder value.



On behalf of our Board, I want to thank you for your investment in Zunicom and the continued opportunity to work for you.





Sincerely,


ZUNICOM, INC.

William Tan
Chairman & CEO

                                  ZUNICOM, INC.
                              4315 West Lovers Lane
                               Dallas, Texas 75209
                                 (214) 352-8674

                                 ---------------

                             AMENDED INFORMATION STATEMENT

                                 ---------------

         The following information is furnished in connection with the Annual Meeting of Shareholders ("Meeting") of Zunicom, Inc., a Texas corporation (the "Company"), to be held at the offices of the Company located at 4315 West Lovers Lane, Dallas, Texas 75209 at 10:00 a.m. CDT, Thursday, September 29, 2011 and any adjournments thereof, for the purposes stated in the Notice Regarding the Availability on the Internet of Information Statement materials for and Notice of the Meeting, attached as an Exhibit to this Information Statement.


We are not asking you for a proxy and you are requested not to send us a proxy.


                           SHAREHOLDERS' VOTING RIGHTS

         Only holders of record of the Company's common stock, $0.01 par value per share ("Common Stock") and Series A Preferred Stock, $1.00 par value per share ("Series A Stock"), at the close of business on August 18, 2011 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. On such date there were 9,733,527 shares of Common Stock outstanding and 60,208 shares of Series A Preferred Stock outstanding, with one vote per share and all voting as one class.

         With respect to the election of directors, assuming a quorum is present, the three candidates receiving the highest number of votes will be elected. See "Nomination and Election of Directors." To ratify the selection and appointment of Holtz Rubenstein Reminick, CPAs, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented at the Meeting is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of the Common Stock and Series A Stock.

         Under the Company's bylaws and Texas law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to ratify the selection and appointment of Holtz Rubenstein Reminick, CPAs will have the effect of a no vote for such proposal.

           VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

            The following table sets forth information concerning the beneficial ownership of the Company's Common Stock and Preferred Stock as of August 18, 2011 by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of Zunicom, Inc., (iii) each of the executive officers of Zunicom, and (iv) all directors and executive officers of Zunicom as a group.

                        Common                  Series A Preferred
                        Stock                   Stock
                        ------                  --------
                        Amount                  Amount
                        and                     and
                        Nature of               Nature of
                        Beneficial    % of      Beneficial              % of
Name and Address       Ownership(1) Class(2)    Ownership(1)            Class(2)
--------------------- ------------ --------     ----------------        ------

William Tan            2,927,044 (3) 29.73%             0                0
President and CEO      Direct and
4315 W. Lovers Lane    Indirect
Dallas, TX 75209

--------------------- ------------ --------     ----------------        ------

Kim Yeow Tan           991,818 (4)   10.19%             0                0
11 Jalan Medang        Indirect
Bukit Bandaraya
59100 Kuala Lumpur,
Malaysia

--------------------- ------------ --------     ----------------        ------
Ian Edmonds            271,988 (5)    2.77%             0                0
Director                   Direct
1720 Hayden Drive
Carrollton, TX 75006
--------------------- ------------ --------     ----------------        ------
John Rudy               50,000 (6)   0.005%             0                0
Vice President & CFO      Direct
4315 W. Lovers Lane
Dallas, TX 75209
--------------------- ------------ --------     ----------------        ------

All Directors          3,249,032     32.58%             0                0
and Executive
Officers as a Group
(3 persons)
--------------------- ------------ --------     ----------------        ------

(1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares, other than shares subject to options.

(2) Percent of Class for the Common Stock is based on the 9,733,527 shares outstanding as of August 18, 2011. Percent of Class for the Series A Preferred

Stock is based on 60,208 shares outstanding as of August 18, 2011. In addition, shares which a person had the right to acquire within 60 days are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person. Does not include shares assumable upon exercise of any warrants, options or other convertible rights, which are not exercisable within 60 days from August 18, 2011.

(3) Represents (i) 426,807 shares directly held by Mr. Tan, (ii) 87,952 shares to be issued to Mr. Tan pursuant to the extension of a consultancy agreement
(iii) stock options to acquire 25,000 shares of common stock, (iv) 1,410,012 shares of common stock held by Placement & Acceptance, Inc., a company of which Mr. Tan is a director and officer and (v) 977,273 shares of common stock held by Ventures International, Ltd., a company of which Mr. Tan is a director and officer.

(4) Represents 991,818 shares of common stock held by Gin Securities, Ltd., a company of which Kim Yeow Tan is a principal.

(5) Represents (i) 197,590 shares directly held by Mr. Edmonds, (ii) 49,398 shares to be issued to Mr. Edmonds pursuant to an agreement that he continue his employment by Universal Power Group, Inc. and (iii) stock options to acquire 25,000 shares of common stock.

(6) Represents stock options to acquire 50,000 shares of common stock.

                      NOMINATION AND ELECTION OF DIRECTORS

         The Company's directors are to be elected at each annual meeting of shareholders. At this Meeting, three directors are to be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for election as directors at this Meeting set forth in the table below are all recommended by the Board of Directors of the Company.

         The three nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company's directors to serve until the next annual meeting of shareholders or until their successors are elected and qualify.

         The following table sets forth certain information concerning the nominees for election as directors and officers of the Company:


         Name                   Age                 Positions

     William Tan                68           Chairman - Board of Directors
                                             President  & CEO

     Ian Colin Edmonds          39           Director

     John Rudy                  69           Vice President, Chief Financial
                                             Officer and Director

         WILLIAM TAN was elected Chairman of the Board, President, Chief Executive Officer and Director of the Company in February 1997. Mr. Tan's principal business has been private investments. Mr. Tan has been active as an entrepreneur in the fields of finance, general insurance, property development and management. He has held senior executive positions in a number of financing, insurance, textile, property development and related businesses. Mr. Tan is the father-in-law of Ian Edmonds.

         IAN COLIN EDMONDS has served as a director of the Company since July 1997 and as Executive Vice President of the Company from February 1999 to December 2007. Mr. Edmonds now serves as President and Chief Executive Officer of Universal Power Group, Inc., a 40% owned subsidiary of the Company ("UPG"), where he is responsible for overall operations, corporate financing, merger and acquisitions and planning activities, and risk management.

         JOHN RUDY was appointed to the Company's Board of Directors in September 2006. He is the founder and Chief Executive Officer of Beacon Business Services, Inc., accounting and business consultants providing, financial, accounting, marketing and business strategy advice and services to middle market businesses, and has held those positions since 1986. Mr. Rudy has over 15 years of experience with public accounting firms, most recently as a director with Coopers & Lybrand in charge of their turn-around services practice in the New York Metropolitan area. He has also served as Chief Financial Officer for a chain of women's ready-to-wear stores and a public group of automotive retailers. From July 2005 until May 2008, Mr. Rudy served as a director of AdStar, Inc. (Nasdaq: ADST), a company engaged in internet ad placement products and services and Trey Resources, Inc., a software reseller. Since June 2005, Mr. Rudy has been serving as a director and audit committee chairman of Jesup & Lamont, Inc., a broker dealer. Mr. Rudy is a CPA in New York State.

      INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

         The business of the Company's Board of Directors is conducted through full meetings of the Board and consents of members. The Company does not have a nominating committee, audit committee or compensation committee. The nominees for election as directors at the Meeting were selected by the Board of Directors of the Company.

         Actions of the Board of Directors of the Company during the 2010 fiscal year of the Company were taken by unanimous consents, five meetings were held telephonically and one meeting at the Company offices, at which each director attended.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

General

We have provided what we believe is a competitive compensation package to our executive management team through a combination of base salary, equity participation and an employee benefits program.

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices since the deconsolidation of UPG in December 2006.

Our objective is to attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance and value to our shareholders, we strive to provide a total compensation package that is competitive with total compensation generally provided to executives in our industry and general industry companies of similar size in terms of revenue and market capitalization. Those are the organizations against whom we generally compete for executive talent.

The compensation package for our executive officers may include both cash and equity incentive plans that align an executive's compensation with our short-term and long-term performance goals and objectives.

Offer competitive benefits package to all full-time employees.

We provide a competitive benefits package to all full-time employees including health and welfare benefits such as medical and disability insurance. We have no structured executive perquisite benefits (e.g., club memberships or sports tickets) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Provide fair and equitable compensation.

We provide a total compensation program that we believe will be perceived by both our executive officers and our shareholders as fair and equitable. In addition to market pay levels and considering individual circumstances related to each executive officer, we also consider the pay of each executive officer relative to each other executive officer and relative to other members of the management team. We have designed the total compensation programs to be consistent for our executive management team.

Our Executive Compensation Process

Our board of directors acts as our compensation committee. Our executive officers are elected by our board of directors. The following discussions are generally the company's and the board of directors' historical practices. Based on their understanding of executive compensation for comparable positions at similarly situated companies, experience in making these types of decisions and judgment regarding the appropriate mounts and types of executive compensation to pay and in part on recommendations where appropriate, from our chief executive officer, along with other considerations discussed below, the board of directors approve the annual compensation package of our executive officers with respect to the appropriate base salary, and the grants of long-term equity incentive awards.

The annual performance review of our executive officers is considered by the board of directors when making decisions on setting base salary, and grants of long-term equity incentive awards. Our chief executive officer does not currently take a salary. When making decisions on setting base salary, targets for and payments under our bonus opportunity and initial grants of long-term equity incentive awards for new executive officers, the board of directors considers the importance of the position to us, the past salary history of the executive officer and the contributions to be made by the executive officer to us. The board of directors also reviews any analyses and recommendations from other sources retained or consulted.

The board of directors review the annual performance of any parties related to the CEO and consider the recommendations of the related person's direct supervisor with respect to base salary, targets for and payments under our bonus opportunity and grants of ong-term equity incentive awards. The board of directors review and may approve these recommendations with modifications as deemed appropriate.

Our Executive Compensation Programs

Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above. The basic elements of our executive compensation programs are summarized in the table below, followed by a more detailed discussion of each compensation program.

Element               Characteristics                      Purpose
----------- ---------------------------------- ---------------------------------
Base        Fixed annual cash compensation;    Keep our   annual   compensation
salary      all  executives are eligible for   competitive  with  the market for
            periodic increases in base salary  skills  and experience  necessary
            based on performance and market    to meet the  requirements  of the
            pay levels.                        executive's role with us.

Long-term Performance-based equity award Align interest of management with equity which has value to the extent our shareholders; motivate and reward incentive common stock price increases over management to increase the plan awards time; targeted at the market pay shareholder value of the company (stock level and/or competitive practices over the long term. options) at similar companies.

Health Fixed component. The same/compar- Provides benefits to meet the & welfare able health & welfare benefits health and & welfare needs of benefits (medical and disability insurance) employees and their families.
            are available for all full-time
            employees.

Allocation Between Long-Term and Currently Paid Out Compensation

The compensation we currently pay consists of base pay. The long-term compensation consists entirely of awards of stock options pursuant to our stock option plans. The allocation between long-term and currently paid out compensation is based on our objectives and how comparable companies use long-term and currently paid compensation to pay their executive officers.

Allocation between Cash and Non-Cash Compensation

It is our policy to allocate all currently paid compensation in the form of cash and all long-term compensation in the form of awards of options to purchase our common stock. We consider competitive markets when determining the allocation between cash and non-cash compensation.

Other Material Policies and Information

All pay elements are cash-based except for the long-term equity incentive program, which is an equity-based (stock options) award. We consider market pay practices and practices of comparable companies in determining the amounts to be paid, what components should be paid in cash versus equity, and how much of a named executive officer's compensation should be short-term versus long-term compensation opportunities for our executive officers, including our named executive officers, are designed to be competitive with comparable companies. We believe that a substantial portion of each named executive officer's compensation should be in performance-based pay.

In determining whether to increase or decrease compensation to our executive officers, including our named executive officers, annually we take into account the changes (if any) in the market pay levels, the contributions made by the executive officer, the performance of the executive officer, the increases or decreases in responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer's experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization. In addition, we consider the executive officer's current base salary in relation to the market pay of similar companies.

Compensation or amounts realized by executives from prior compensation from us, such as gains from previously awarded stock options or options awards, are taken into account in setting other elements of compensation, such as base pay, or awards of stock options under our long-term equity incentive program. With respect to new executive officers, we take into account their prior base salary and annual cash incentive, as well as the contribution expected to be made by the new executive officer, the business needs and the role of the executive officer with us. We believe that our executive officers should be fairly compensated each year relative to market pay levels of similar companies and equity among all our executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation.

Annual Cash Compensation

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our shareholders, we provide a competitive total compensation package. Base salaries and total compensation are targeted at market levels of similar companies, considering individual performance and experience, to ensure that each executive is appropriately compensated.

Base Salary

Annually we review salary ranges and individual salaries for our executive officers. We establish the base salary for each executive officer based on consideration of market pay levels of similar companies and internal factors, such as the individual's performance and experience, and the pay of others on the executive team.

We consider market pay levels among individuals in comparable positions with transferable skills within our industry and comparable companies in general industry. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. Approximately 30% to 90% of an executive officer's total cash compensation, depending on the executive's role with us, is paid as a base salary.

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table - See "Summary of Compensation." For the fiscal year ended December 31, 2010, cash compensation to our named executive officers was $125,300, with our chief executive officer receiving $0 of that. We believe that the base salary paid to our executive officers during 2010 achieves our executive compensation objectives, compares favorably to similar companies and is within our objective of providing a base salary at market levels.

Long-term Equity Incentive Compensation

We award long-term equity incentive grants to executive officers and directors, including certain named executive officers, as part of our total compensation package. These awards are consistent with our pay for performance principles and align the interests of the executive officers to the interests of our shareholders. The board of directors reviews the amount of each award to be granted to each named executive officer and approves each award. Long-term equity incentive awards are made pursuant to our stock option plans.

Our long-term equity incentive compensation is currently exclusively in the form of options to acquire our common stock. The value of the stock options awarded is dependent upon the performance of our common stock price. The board of directors and management believe that stock options currently are the appropriate vehicle to provide long-term incentive compensation to our executive officers. Other types of long-term equity incentive compensation may be considered in the future as our business strategy evolves. Stock options are awarded on the basis of anticipated service to us and vest as determined by the board of directors.

Options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined as the closing market price of a share of our common stock on the date of grant. We do not have any program, plan or practice of setting the exercise price based on a date or price other than the fair market value of our common stock on the grant date. Like our other pay components, long-term equity incentive award grants are determined based on competitive market levels of comparable companies.

Generally, we do not consider an executive officer's stock holdings or previous stock option grants in determining the number of stock options to be granted. We believe that our executive officers should be fairly compensated each year relative to market pay levels of comparable companies and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay for performance compensation. We do not have any requirement that executive officers hold a specific amount of our common stock or stock options.

The board of directors retains discretion to make stock option awards to executive officers at other times, including in connection with the hiring of a new executive officer, the promotion of an executive officer, to reward executive officers, for retention purposes or for other circumstances recommended by management. The exercise price of any such grant is the fair market value of our stock on the grant date.

For accounting purposes, we apply the guidance in Statement of Financial Accounting Standard 123 (revised December 2004), or SFAS 123(R), to record compensation expense for our stock option grants. SFAS 123(R) is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer's wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We currently do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Overview of 2010 Compensation

We believe that the total compensation paid to our named executive officers for the fiscal year ended December 31, 2010 achieves the overall objectives of our executive compensation program. In accordance with our overall objectives, executive compensation for 2010 was competitive with comparable companies. See "Summary of Compensation."

Other Benefits

Health and Welfare Benefits

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical and disability insurance.

Stock Ownership Guidelines

Stock ownership guidelines have not been implemented by the board of directors for our executive officers. We continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines.

Securities Trading Policy

Our securities trading policy states that executive officers, including the named executive officers, and directors may not purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, or buy our securities on margin.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Summary of Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2010 and 2009 earned by or paid to our chief executive officer, chief financial officer and our only two other most highly compensated executive officers that qualify as, and are referred to as, the named executive officers.

                           Summary Compensation Table

                                                    Non-    Pension
                                                  Equity     Value
                                                 Incentive  and Non-
                                                   Plan     Qualified    All
 Name &                     Cash   Stock   Option Compen-   Deferred    Other
 Principal           Salary Bonus  Awards  Awards sation  Compensation  Compensa-
 Position     Year   ($)    ($)    ($)      ($)    ($)    Earnings ($)  tion ($)  Total ($)
-------------------------------------------------------------------------------------------

William Tan - 2010        -      -       -       -    -             -      -            -
 Chairman of  2009        -      -               -    -             -      -            -
 the Board of
 Directors
 and CEO

                                                    Non-    Pension
                                                  Equity     Value
                                                 Incentive  and Non-
                                                   Plan     Qualified    All
 Name &                     Cash   Stock   Option Compen-   Deferred    Other
 Principal           Salary Bonus  Awards  Awards sation  Compensation  Compensa-
 Position     Year   ($)    ($)    ($)      ($)    ($)    Earnings ($)  tion ($)  Total ($)
-------------------------------------------------------------------------------------------

John Rudy -   2010   125,300    -       -        -    -             -      -      125,300
VP/CFO and    2009   115,532    -                -    -             -      -      115,532
Director

Ian Edmonds - 2010    7,500     -      -        -    -             -       -        7,500
 Director     2009    7,500     -      -        -    -             -       -        7,500

                           Grants of Plan Based Awards

There were no option grants in 2010. All Option Awards were fully vested as of December 31, 2010.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under "Compensation Discussion and Analysis." A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreements and Arrangements

In February 2007, Zunicom entered into a one year employment agreement with John Rudy, our Vice President and Chief Financial Officer and a director. Under the agreement, Mr. Rudy receives $5,000 per month for defined services as our Chief Financial Officer and to oversee the operations of our subsidiary, AlphaNet Hospitality Systems, Inc. Services outside of the scope as defined in the agreement will be paid at an hourly rate of $150. In addition, Mr. Rudy received options to purchase 25,000 shares of our common stock at an exercise price of $1.75. The agreement stipulates that Mr. Rudy has other interests and his services to Zunicom are not on a full-time basis. At our Board of Directors meeting on April 27, 2009, Mr. Rudy's agreement was renewed with the change that Mr. Rudy will no longer receive stock options and his monthly fee for defined services was increased to $5,500. Mr. Rudy received $125,300 for his services as Chief Financial Officer in 2010. In addition, the Company engaged Mr. Rudy's services through his firm, Beacon Business Services, Inc. to manage the day-to-day operations of Action Computer Systems at a fixed fee of $7,000 per month. Beacon Business Services was paid $35,000 in 2010. As an executive of the Company, Mr. Rudy does not receive compensation for his services as a director.

Option Re-Pricing

There has been no re-pricing or other material modification of any features or characteristics of any of our outstanding stock options during the year ended December 31, 2010.

Bonus and Salary

Our board of directors has established a pay for performance approach for determining executive pay. Base salaries and total annual cash compensation are targeted at market levels of competitive practice based on companies in similar lines of business in similar geographies, as well as similar in size in terms of revenue and market capitalization. See - "The Objectives of our Executive Compensation Program."


Equity Incentive Compensation Plan

On August 13, 1999, the Board of Directors approved the 1999 Incentive Stock Option Plan ("1999 Plan") which provided for 1,300,000 common stock options to be issued. At December 31, 2010 and 2009, there were 125,000 and 525,000, options, respectively, outstanding under the 1999 Plan.

Outstanding Equity Awards

Summary

At December 31, 2010 there are 125,000 compensatory stock options outstanding with a weighted-average exercise price of $0.71 and all of these compensatory stock options are exercisable. The weighted-average remaining contractual life of the compensatory options outstanding and exercisable approximated 3.02 years at December 31, 2010.

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2010 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End

Option Awards                                                        Stock Awards
-------------- ----------- ------------- ------------ -------- ---------- ------ ------ ---------- -----------
Name           Number of   Number of        Equity     Option    Option   Number Market   Equity     Equity
               securities  securities     incentive   exercise expiration   of   value  incentive  incentive
               underlying  underlying    plan awards:   price     date    shares   of      plan       plan
               unexercised unexercised                                      or   shares  awards:    awards:
                 options     options                                      units    or   Number of  market or
                                          Number of      ($)                of   units    shares     payout
                                          securities                      stock    of   units or    value of
                   #            #         underlying                       that  stock    other     unearned
                                          unexercised                      have   that    rights     shares,
                                           unearned                         not  have   that have   units or
               Exercisable Unexercisable   options                        vested  not   not vested    other
                                                                                 vested            rights that
                                                                                                    have not
                   (1)                        #                             #     ($)        #       vested
                                                                                                       ($)
-------------- ----------- ------------- ------------ -------- ---------- ------ ------ ---------- -----------
William Tan -
President and
CEO                 25,000                              $ 0.45  3/10/2013
-------------- ----------- ------------- ------------ -------- ---------- ------ ------ ---------- -----------
John Rudy -
VP, CFO             25,000                              $ 0.45  3/10/2013
-------------- ----------- ------------- ------------ -------- ---------- ------ ------ ---------- -----------
                    25,000                              $ 1.75   2/1/2012
-------------- ----------- ------------- ------------ -------- ---------- ------ ------ ---------- -----------

1)       Options are fully vested at December 31, 2010.

Option Exercises

 No options were exercised and no stock was awarded or vested during 2010.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Post-Employment and Change in Control Provisions

None.

Compensation of Directors

Our newly elected directors received an initial fee of $7,500 to serve 1 year, plus reimbursement for actual out-of-pocket expenses in connection with each board meeting attended. Directors who are also employees or Executive Officers of the Company do not receive additional remuneration for serving as a director.

Ian Edmonds received $7,500 for serving as a Director during 2010 and no other remuneration. Messrs. Tan and Rudy, as officers of the Company, receive no additional remuneration for serving as a director.

Zunicom does not currently have a Non-Equity Incentive Compensation Plan.

Zunicom does not currently have a Pension or Deferred Compensation Plan.

There were no option grants in 2010.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors. Mr. William Tan, our CEO and Mr. Ian Edmonds, our former COO both serve as members of our board of directors and participated in deliberations concerning executive compensation.

Compensation Committee Report

The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussion, the Board of Directors has recommended that the Compensation Discussion and Analysis be included in this Information Statement.


RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                  On April 6, 2011, the Board of Directors of the Company approved a resolution to dismiss the Company's independent registered public accounting firm, Meyers Norris Penny LLP, of Toronto, Canada and retain Holtz Rubenstein Reminick, CPAs. The Company's operations are now conducted through its wholly owned subsidiary, AlphaNet Hospitality Systems, Inc., that is based in New York. Meyers Norris Penny LLP is located in Toronto, Canada. In deciding to change accountants, the Board concluded that having an accounting firm in the same state, New York as its principal operations will save the Company accounting fees and expenses. Our relationship with Meyers Norris Penny LLP ended on April 6, 2011 for purposes of audit services.

         Meyers Norris Penny LLP issued its report on the Company's financial statements for the Company's 2010 and 2011 fiscal years. Neither report contained an adverse opinion nor disclaimer of opinion or was modified as to audit scope or accounting principles. The Company did not have any disagreement with Meyers Norris Penny LLP.

         During the Company's two most recent fiscal years (ended December 31, 2010 and 2009) and from January 1, 2011 to April 6, 2011, there were no disagreements with Meyers Norris Penny LLP on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)1)(v) of Regulation S-K during the Company's two most recent fiscal years (ended December 31, 2010 and 2009) and from January 1, 2007 to April 6, 2011.

         Action is to be taken by the shareholders at the Meeting with respect to the ratification of Holtz Rubenstein Reminick, CPAs, the Company's current independent registered public accounting firm, as independent accountants for the Company for the fiscal year ending December 31, 2011. Holtz Rubenstein Reminick, CPAs does not have and has not had at any time any direct or indirect financial interest in the Company or any of its subsidiaries and does not have and has not had at any time any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither the Company nor any officer or director of the Company has or has had any interest in Holtz Rubenstein Reminick, CPAs.

         The Board of Directors of the Company has approved Holtz Rubenstein Reminick, CPAs as its independent registered accounting firm. Prior thereto, they have questioned partners of that firm about its methods of operation and have received assurances that any litigation or other matters involving it do not affect its ability to perform as the Company's independent accountants.

         Representatives of Holtz Rubenstein Reminick, CPAs will not be present at the Meeting.

         Notwithstanding the ratification by shareholders of the appointment of Holtz Rubenstein Reminick, CPAs, the Board of Directors may, if the circumstances dictate, appoint other independent accountants.

Audit Fees

         Estimated fees billed for service rendered by Meyers Norris Penny LLP for the reviews of Forms 10-Q and for the audits of the consolidated financial statements of the Company were approximately $90,000 for 2010 and approximately $100,000 for 2009.

Tax Fees

         Aggregate fees billed for permissible tax services rendered by BKD Group LLP consisted of approximately $60,000 for 2010 and approximately $44,000 for 2009. These amounts include tax consulting, preparation of federal and state income tax returns and franchise tax returns.

All Other Fees

         None.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company's 2010 fiscal year all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been met on a timely basis.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Shareholders who wish to present proposals for action at the 2008 Annual Meeting of Shareholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Information Statement. Proposals must be received by the Secretary no later than June 1, 2012.

                          ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report on SEC Form 10-K of the Company for the fiscal year ended December 31, 2010, including audited consolidated financial statements, is available to the shareholders concurrently herewith, but such report is not incorporated in this Information Statement and is not deemed to be a part of the Information Statement. Any shareholder who wishes a hard copy of such Annual Report may obtain one by writing to the Company.

                                  OTHER MATTERS

         As of the date of this Information Statement, the Board of Directors does not know of any other matters that are to be presented for action at the Meeting.

                              AVAILABLE INFORMATION

         Zunicom's website is www.zunicom.com and AlphaNet's website is www.alphanet.net. References to "we", "us" and "our" refer to Zunicom, Inc. and its subsidiaries. The Company makes available, free of charge, through its website, its Annual Report on form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such information with or furnishes it to the Securities and Exchange Commission. Our principal executive offices are located at 4315 West Lovers Lane, Dallas, Texas 75209 and our telephone number is (214) 352-8674.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                Carl A. Generes,
                                    Secretary
Dallas, Texas
August 20, 2011

Exhibit 99.2

                                  Zunicom, Inc.
                              4315 West Lovers Lane
                             Dallas Texas 75209-7447

 Important Notice Regarding the Availability of INFORMATION STATEMENT MATERIALS for Zunicom, Inc. Shareholder Meeting to be Held on September 29, 2011

                  Notice of Internet Availability of Materials

Under new Securities and Exchange Commission rules, you are receiving this notice that the INFORMATION STATEMENT materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials. The items to be considered are listed on the reverse side.

         Zunicom, Inc. annual meeting will be held on Thursday
  September 29, 2011, at 10:00 a.m. (local time) at the offices of the Company at 4315 West Lovers Lane, Dallas, Texas 75209-7447.


This communication presents only an overview of the more complete Information Statement materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Information Statement materials before voting.

We are not asking you for a proxy and you are requested not to send us a proxy.


The Information Statement Materials to Stockholders of Zunicom, Inc. are available at: www.shareholdervote.info.

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before September 25th to facilitate timely delivery.

How to view the Information Material online:

Step 1: Go to www.shareholdervote.info
Step 2: Click the Company button to access the INFORMATION STATEMENT materials. Step 3: You can view or download the INFORMATION STATEMENT materials at this time.

How to receive a copy of the Information Statement materials by mail for this meeting:

Telephone: Call the transfer agent of Zunicom, Inc., Securities Transfer Corporation, at 800-780-1920

E-Mail: Send an email with "Information Statement Materials Order" in the subject line and in the body of the message, include your full name, address, and request, to: Info@shareholdervote.inf
                 -------------------------

How to attend the meeting and vote in person:

                                     99.2-1

The annual meeting will be held on Thursday September 29, 2011, at 10:00 a.m. (local time) at the offices of the Company at 4315 West Lovers Lane, Dallas, Texas 75209-7447.

Proposals to be voted on at Zunicom, Inc.'s 2011 Annual Meeting are listed on the reverse side.


Zunicom, Inc. Proposals to be considered at the meeting are listed below.



1. Election of Directors:

         William Tan

         John Rudy

         Ian Edmonds

2. To ratify the appointment of Holtz Rubenstein Reminick, CPAs to act as independent auditors for the fiscal year ending December 31, 2011, and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on August 18, 2011 as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

This Notice also constitutes notice of the 2011 Annual Meeting of Stockholders of the Company. This notice is being mailed to stockholders on or about August 20, 2011. Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.




The following INFORMATION STATEMENT materials are available for you to review online at:

http://www.shareholdervote.info.
-------------------------------

.. the Company's 2011 INFORMATION STATEMENT (including all attachments thereto);

.. the Company  Annual Report on Form 10-K for the fiscal year ended December 31,
  2011; and

.. any amendments to the foregoing materials that are required to be furnished to stockholders.



Have this notice available when you request a PAPER copy of the INFORMATION STATEMENT materials or when you want to view your INFORMATION STATEMENT materials online.
                                     99.2-2